UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Hubbuch, John J.
   4440 Longfellow Dr.
   Plano, TX  75093
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   12/00
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   VP/Cont & Chief Acct Ofc-LII
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security       2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of      6)Ownership   7)Nature of
                          action      action   or Disposed of (D)            Securities       Form: Direct  Indirect
                          Date        Code                                   Beneficially     (D) or        Beneficial
                                      -------  --------------------------    Owned at         Indirect      Ownership
                          (Month/                            A or            End of Month     (I)
                          Day/Year)   Code V   Amount        D    Price
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.01 per share           12/15/00    A(1) V   13,697        A               116,723          Direct


                                                          1



Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion 3)Trans-       4)Trans-  5)Number of Derivative   6)Date Exercisable and
Security                       or Exercise  action         action    Securities Acquired (A)  Expiration Date
                               Price of     Date           Code      or Disposed of (D)       (Month/Day/Year
                               Derivative                  --------  -----------------------  --------------------------------------
                               Security     Month/Day/Year Code  V   A                D       Date Exercisable       Expiration Date
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     $7.8750      12/15/00       A     V   42,399                   (2)                    12/15/07
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-     7)Title and Amount           8)Price     9)Number of    10)Ownership        11)Nature of
Security                       action       of Underlying                of Deri-    Derivative     Form of             Indirect
                               Date         Securities                   vative      Securities     Derivative          Beneficial
                                            -----------------------      Security    Beneficially   Security:           Ownership
                                                           Amount or                 Owned at End   Direct (D)
                               Month/Day/                  Number of                 of Month       Indirect (I)
                               Year         Title          Shares
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     12/15/00     Common Stock   42,399                    42,399         Direct
(right to buy)

Explanation of Responses:

(1)
Restricted Stock Award.
(2)
The option becomes exercisable in three equal annual installments, commencing one year after the date of grant.
-
Attorney-in-fact pursuant to the power of attorney dated 7/9/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: John J. Hubbuch
DATE 01/08/01